Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Separation Agreement”) is entered into between MICHAEL A. BAUER, with an address at 2420 Spur Lane, Concord, NC 28027 (“Employee”) and REVOLUTION LIGHTING TECHNOLOGIES, INC., a Delaware corporation (“Employer”). Employer, together with its past, present and future direct and indirect parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and their official capacities), and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, in their individual and their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Separation Agreement as the “Released Parties.”

RECITALS:

A. Employer and Employee entered into an employment agreement dated as of February 11, 2008 (the “Employment Agreement”). Capitalized terms used in this Separation Agreement and not otherwise defined in this Separation Agreement shall have the meanings ascribed to them in the Employment Agreement; and

B. Employer and Employee have mutually agreed to terminate the Employment Agreement and Employee’s employment with Employer, effective as of the Separation Date (as defined below); and

C. Employer and Employee desire to enter into this Separation Agreement to set forth the terms of their respective rights and obligations with respect to the termination of the Employment Agreement and Employee’s employment with Employer.

In consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Termination of Employment Agreement; Separation of Employment. Effective as of the close of business on January 29, 2013, Employee’s employment with Employer will be terminated by mutual agreement between Employer and Employee. Accordingly, Employee acknowledges and understands that the Employment Agreement and his employment with Employer under the Employment Agreement or otherwise will terminate on January 29, 2013 (the “Separation Date”) and that his last day of employment with Employer pursuant to the Employment Agreement or otherwise will be the Separation Date. Effective as of the Separation Date, Employee shall be deemed to have resigned from all positions that Employee held as an officer, director and/or member of any committee of Employer and of each of Employer’s subsidiaries; provided, however, Employee agrees to take all actions that are deemed reasonably necessary by Employer to effectuate or evidence such resignations. Employee further acknowledges that, except as otherwise set forth in this Separation Agreement, Employee has received all compensation and benefits to which Employee is entitled as a result of the Employment Agreement, the termination of the Employment Agreement or otherwise as a result of Employee’s employment with Employer and/or Employee’s separation therefrom. Employee understands that, except as otherwise provided in this Separation Agreement, Employee is entitled to nothing further from the Released Parties, including reinstatement by Employer.

2. Employee General Release of the Released Parties. In consideration of the Separation Payment set forth in Section 6 below and the Non-Compete Modification set forth in Section 7 below, Employee (on his own behalf and on behalf of his heirs, executors, administrators, trustees, legal representatives, successors and assigns) hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Employee may have against any of the Released Parties, arising on or prior to the date of Employee’s execution and delivery of this Separation Agreement to Employer. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement (including, without limitation, the Employment Agreement), offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the States of North Carolina, Delaware or any other state and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Sarbanes-Oxley Act of 2002, the North Carolina Equal Employment Practices Act, the North Carolina Persons With Disabilities Protection Act, the Delaware Discrimination in Employment Law, and the Delaware Handicapped Persons Employment Protections Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional; provided, however, “Claims” shall not include (a) claims to payments, benefits and other rights specifically provided to Employee pursuant to the terms of this Separation Agreement, or (b) with respect to options to purchase shares of Employer’s common stock that have vested as of the Separation Date, Employee’s rights pursuant to the terms of Employer’s 2003 Stock Incentive Plan (as amended, the “Plan”) and the corresponding stock option agreement(s). This Section 2 releases all Claims including those of which Employee is not aware and those not mentioned in this Separation Agreement. Employee specifically releases any and all Claims arising out of the Employment Agreement or the termination thereof and Employee’s employment with Employer or termination therefrom. Employee expressly acknowledges and agrees that, by entering into this Separation Agreement, Employee is releasing and waiving any and all Claims, including, without limitation, Claims that Employee may have arising under ADEA, which have arisen on or before the date of Employee’s execution and delivery of this Separation Agreement to Employer. It is understood and agreed that the foregoing general release of Claims does not waive any of the following rights of Employee: (w) to enforce the terms of this Separation Agreement; (x) to pursue Claims that may arise after the date that Employee executes and delivers this Separation Agreement to Employer; (y) to pursue compulsory counterclaims and defenses directly related to Claims that Employee has not waived pursuant to this Separation Agreement; and (z) to pursue Claims which Employee may not release pursuant to applicable laws and regulations.

3. Representations; Covenant Not to Sue. Employee hereby represents and warrants that (A) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Employee agreed to do any of the foregoing, (B) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties which has been released in this Separation Agreement, and (C) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Except as set forth in Section 13 below, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties based upon or relating to any Claim released by Employee in this Separation Agreement.

4. Employer General Release. As additional consideration for Employee’s execution, delivery and non-revocation of this Separation Agreement (including, without limitation, Employee’s release of the Released Parties set forth in Section 2 of this Separation Agreement), Employer hereby irrevocably and unconditionally releases and forever discharges Employee (and his heirs, executors, administrators, trustees, legal representatives, successors and assigns) from any and all claims, suits, debts, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character whatsoever, in law or in equity, which Employer ever had, now has, or hereafter may have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the date of Employer’s execution and delivery of this Separation Agreement to Employee, including, without limitation, all statutory, common law, contractual, constitutional and other claims that Employer may have, or in the future may possess, arising out of (i) the Employee’s employment relationship with and service as an employee, officer or director of Employer or any subsidiaries or affiliated companies and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date of Employee’s execution and delivery of this Separation Agreement to Employer. It is agreed and understood that the foregoing general release does not waive any of the following rights of Employer: (w) to enforce the terms of this Separation Agreement; (x) to pursue claims arising from actions taken after the date of Employer’s execution and delivery of this Separation Agreement to Employee; (y) to pursue compulsory counterclaims and defenses directly related to claims that the Employer has not waived pursuant to this Separation Agreement; and (z) to pursue claims which Employer may not release pursuant to applicable laws and regulations.

5. Final Paycheck and Expense Reimbursement; Equity Compensation.

(A) Employee has received, or will receive on the next regular pay date following the Separation Date (the “Next Pay Date”), his final pay check. The final pay check included, or will include, payment (less applicable withholdings and customary payroll deductions) for all earned, but unpaid, salary through and including the Separation Date (i.e., salary earned, but not yet paid, through and including the Separation Date) and payment (less applicable withholdings and customary payroll deductions) for Employee’s 24 hours of accrued, but unused, vacation, sick and personal days. Employer will reimburse Employee for any unreimbursed business expenses properly incurred by Employee prior to the Separation Date in accordance with Employer’s expense reimbursement policies and/or practices. Employee will timely submit all such requests in accordance with Employer’s expense reimbursement policies and/or practices, and Employer will process such requests in a manner consistent with policies/practices in effect immediately prior to the Separation Date. Employer’s obligations under this Section 5(A) are not contingent upon Employee’s execution, delivery and non-revocation of this Separation Agreement.

(B) Employee understands and agrees that, in accordance with the terms of the Plan and the corresponding stock option agreements, Employee has no rights with respect to options to purchase shares of Employer’s common stock that were unvested as of the Separation Date and, all other options (to the extent exercisable as of the Separation Date) shall be exercisable for the period following the Separation Date set forth in the applicable stock option agreement (but in no event beyond the term of the Option) and shall thereupon terminate.

6. Separation Payment. In consideration of Employee’s execution, delivery and non-revocation of this Separation Agreement, Employer shall provide Employee with a separation payment (the “Separation Payment”) in the aggregate amount of $175,000 (less applicable withholdings and other customary payroll deductions, excluding 401(k) contributions). The Separation Payment shall be payable in a lump sum on the first regular payroll date following the 8th day after Employee’s execution and delivery of this Separation Agreement to Employer (or as soon thereafter as administratively practicable, but not later than the 5th business days following the 8th day after Employee’s execution and delivery of this Separation Agreement to Employer).

Employee acknowledges that Employee is not entitled to any post-termination salary continuation payments pursuant to Section 2 of the Employment Agreement. Each of Employer and Employee acknowledge that nothing in this Separation Agreement shall be deemed to be an admission of liability on the part of Employee or any of the Released Parties. Employee agrees that, except as specifically set forth in this Separation Agreement, Employee will not seek anything further from any of the Released Parties.

7. Surviving Employment Agreement Provisions. Employee understands and agrees that, notwithstanding the termination of the Employment Agreement and Employee’s employment with Employer, Employee’s obligations pursuant to Sections 3 and 4 of the Employment Agreement shall survive such termination and remain in full force and effect as set forth therein; provided, however, as additional consideration for Employee’s execution, delivery and non-revocation of this Separation Agreement, Sections 3(b) and 3(c)(ii) of the Employment Agreement are hereby modified such that Employee’s obligation to comply with Sections 3(b) shall expire on January 29, 2013 and Employee’s obligation to comply with Section 3(c)(ii) shall expire on February 28, 2013 and, notwithstanding anything to the contrary contained in Sections 3(c)(i) of the Employment Agreement, it is understood that (y) the placement of general advertisements that may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards any employees, officers, agents or representatives of Employer (or any successor corporation into which Employer may be merged or consolidated) shall not be deemed a breach of Employee’s obligations pursuant to Section 3(c)(i) of the Employment Agreement and (z) the employment or engagement of any person or entity by an entity that employs Employee, but is not controlled by Employee, and whom Employee did not encourage, solicit, or induce or in any manner attempt to encourage, solicit, or induce to terminate his or her employment or relationship with Employer shall not be deemed a breach of Employee’s obligations pursuant to Section 3(c)(i) of the Employment Agreement (the “Covenants Modification”). Sections 3 and 4 of the Employment Agreement, as amended by the Covenants Modification, shall be referred to in this Separation Agreement as the “Surviving Employment Agreement Provisions”. Employee represents and warrants that he has, at all times, been in compliance with his obligations under the Surviving Employment Agreement Provisions.

Employer understands and agrees that, notwithstanding the termination of the Employment Agreement and Employee’s employment with Employer, Employer’s obligations pursuant to Section 4 of the Employment Agreement shall survive such termination and remain in full force and effect as set forth therein.

8. Who is Bound. Employer and Employee are bound by this Separation Agreement. Anyone who succeeds to Employee’s rights and responsibilities, such as the executors of Employee’s estate, is bound and anyone who succeeds to Employer’s rights and responsibilities, such as its successors and assigns, is also bound.

9. Cooperation With Investigations/Litigation. Employee agrees, upon Employer’s request and for a reasonable period following the Separation Date, to reasonably cooperate in any Employer investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Employee’s tenure with Employer. Employee will make himself reasonably available to consult with Employer’s counsel, to provide information, and to appear to give testimony. Employer will, to the extent permitted by law and applicable court rules, reimburse Employee for reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and costs) Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee’s request for reimbursement and provides reasonably satisfactory documentation of the expenses.

10. Company Property. Without limitation of Employee’s obligations pursuant to the Surviving Employment Agreement Provisions, Employee represents that he has returned to Employer all of Employer’s and its affiliates’ property in Employee’s possession, custody and/or control, including, but not limited to, all equipment, vehicles, computers, personal digital assistants, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Employee received, prepared, or helped prepare. Employee represents that Employee has not retained any copies, duplicates, reproductions, computer disks, or excerpts thereof of Employer’s or its affiliates’ documents.

11. Remedies. If Employee (a) breaches (i) any term or condition of the Surviving Employment Agreement Provisions, (ii) his obligations pursuant to Sections 2, 3 or 7 of this Separation Agreement, or (iii) if such breach causes or is reasonably likely to cause material harm to Employer, breaches any other provision of this Separation Agreement, or (b) any representation made by Employee in this Separation Agreement was materially false when made, it shall constitute a material breach of this Separation Agreement and, in addition to and not instead of the Released Parties’ other remedies hereunder, under the Surviving Employment Agreement Provisions or otherwise at law or in equity, Employee shall be required to, within thirty (30) days following written notice from Employer, return the Separation Payment paid by

Employer under Section 6 of this Separation Agreement, less 10% of the Separation Payment paid by Employer under Section 6 of this Separation Agreement. Employee agrees that if Employee is required to return the Separation Payment, this Separation Agreement shall continue to be binding on Employee and the Released Parties shall be entitled to enforce the provisions of this Separation Agreement and the Surviving Employment Agreement Provisions as if the Separation Payment had not been repaid to Employer and this Separation Agreement also shall continue to be binding upon Employer; provided, however, Employer shall have no further payment obligations to Employee under Section 6 of this Separation Agreement. Further, in the event that Employee breaches (x) any term or condition of the Surviving Employment Agreement Provisions, (y) his obligations pursuant to Sections 2, 3 or 7 of this Separation Agreement, or (z) if such breach causes or is reasonably likely to cause material harm to Employer, breaches any other provision of this Separation Agreement, Employee agrees to pay all of the Released Parties’ attorneys’ fees and other costs associated with enforcing the terms of this Separation Agreement and/or the Surviving Employment Agreement Provisions. Notwithstanding the foregoing, it is understood and agreed that Employee shall have no automatic repayment obligations or obligation to pay the Released Parties’ attorneys’ fees and other costs associated with enforcing the terms of this Separation Agreement and/or the Surviving Employment Agreement Provisions if Employee were to challenge the ADEA waiver only.

12. Construction of Agreement. In the event that one or more of the provisions contained in this Separation Agreement or the Surviving Employment Agreement Provisions shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Separation Agreement or the Surviving Employment Agreement Provisions but this Separation Agreement and the Surviving Employment Agreement Provisions shall then be construed as if such unenforceable provision or provisions had never been contained herein; provided, however, that if any court were to find that the waiver and release of Claims set forth in Section 2 of this Separation Agreement is unlawful or unenforceable, or was not entered into knowingly or voluntarily, Employee agrees to execute a waiver and release of claims in a form satisfactory to Employer that is lawful and enforceable. If it is ever held that any restriction hereunder or the Surviving Employment Agreement Provisions is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This Separation Agreement, the Surviving Employment Agreement Provisions and any and all matters arising directly or indirectly herefrom or therefrom shall be governed under the laws of the State of North Carolina without reference to choice of law rules. Employer and Employee consent to the sole jurisdiction of the federal and state courts of North Carolina. EMPLOYER AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS SEPARATION AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM, AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

13. Acknowledgments. Employer and Employee acknowledge and agree that:

(A) By entering into this Separation Agreement, Employee does not waive any rights or Claims (including, without limitation, Claims arising under ADEA) that may arise after the date that Employee executes and delivers this Separation Agreement to Employer. By entering into this Separation Agreement, Employer also does not waive any rights or claims that may arise after the date that Employer executes and delivers this Separation Agreement to Employee;

(B) This Separation Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce ADEA or other laws, and further acknowledge and agree that this Separation Agreement shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency. Accordingly, nothing in this Separation Agreement shall preclude Employee from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but Employee hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(C) Notwithstanding anything set forth in this Separation Agreement to the contrary, nothing in this Separation Agreement shall affect or be used to interfere with Employee’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Separation Agreement; and

(D) Nothing in this Separation Agreement shall be deemed a waiver or release of, or preclude Employee from exercising, Employee’s rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA, (ii) Employer’s 401(k) plan, or (iii) with respect to vested stock options, if any, in Employer, subject to the terms of Plan and the corresponding stock option agreements.

14. Opportunity For Review.

(A) Employee is hereby advised and encouraged by Employer to consult with his own independent counsel before signing this Agreement. Employee represents and warrants that Employee (i) has had sufficient opportunity to consider this Separation Agreement, (ii) has read this Separation Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee, (v) has entered into this Separation Agreement of Employee’s own free will and volition, (vi) has duly executed and delivered this Separation Agreement, (vii) understands that Employee is responsible for Employee’s own attorneys’ fees and costs, (viii) has been advised and encouraged by Employer to consult with Employee’s own independent counsel before signing this Separation Agreement (ix) has had the opportunity to review this Separation Agreement with counsel of his choice or has chosen voluntarily not to do so, (x) understands that Employee has been given twenty-one (21) days to review this Separation Agreement before signing this Separation Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Separation Agreement, (xi) understands that if Employee does not sign and return this Separation Agreement to Employer (c/o Gary Langford) on or before February 14, 2013 (but not prior to the Separation Date), Employer shall have no obligation to enter into this Separation Agreement, Employee shall not be entitled to receive the Separation Payment or the Covenants Modification, and the Separation Date shall be unaltered, and (xii) understands that this Separation Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms.

(B) This Separation Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to Employer (c/o Gary Langford) by Employee. The parties hereto understand and agree that Employee may revoke this Separation Agreement after having executed and delivered it to Employer (c/o Gary Langford), in writing, provided such writing is received by Employer no later than 11:59 p.m. on the seventh (7th) day after Employee’s execution and delivery of this Separation Agreement to Employer. If Employee revokes this Separation Agreement, it shall not be effective or enforceable, Employee shall not be entitled to receive the Separation Payment or the Covenants Modification, and the Separation Date shall be unaltered.

15. Section 409A

(A) This Separation Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment. Employee understands that any tax liability incurred by Employee under Section 409A is solely the responsibility of Employee.

(B) All reimbursements, if any, provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(C) This Separation Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Employee pursuant to this Separation Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Separation Agreement would subject Employee to taxes or penalties under Section 409A of the Code (“409A Penalties”), Employer and Employee shall cooperate diligently to amend the terms of this Separation Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall Employer be responsible for any 409A Penalties that arise in connection with any amounts payable under this Separation Agreement.

16. Indemnification. The agreements and obligations of Employer (including, without limitation, Employer’s obligations pertaining to officers’ and directors’ or similar liability insurance) set forth in the indemnification agreement between Employer and Employee dated September 25, 2012 (the “Indemnification Agreement”) shall survive the termination of Employee’s employment with Employer in accordance with the terms set forth in Article II thereof.

17. Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Separation Agreement by seeking other employment or otherwise. Employer shall not be entitled to set off against the amounts payable to Employee under this Separation Agreement any amounts earned by Employee in other employment after termination of his employment with Employer, or any amounts which might have been earned by Employee in other employment had he sought such other employment.

18. Amendment; Entire Agreement. This Separation Agreement may be amended or canceled only by mutual agreement of the parties in writing. Except as otherwise noted herein this Separation Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

[signature page follows]

Agreed to and accepted on this 25th day of January, 2013.

Witness:	EMPLOYEE:

/s/ Lindsay Kirk	/s/ Michael A. Bauer
Lindsay Kirk	Michael A. Bauer

Agreed to and accepted on this 25th day of January, 2013.

EMPLOYER:

REVOLUTION LIGHTING TECHNOLOGIES, INC.

	By:	/s/ Gary Langford
Gary Langford, Chief Financial Officer